Table of Contents
As filed with the Securities and Exchange Commission on June 16, 2023
Registration File No. 333-229782
Registration File No. 811-23425

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
____________________________________________________________________________

 FORM N-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Pre-Effective Amendment No.
Post-Effective Amendment No. 7
REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
Amendment No. 11
__________________________________________________________________________
CIM Real Assets & Credit Fund
(Exact Name of Registrant as Specified in Charter)
__________________________________________________________________________

4700 Wilshire Boulevard
Los Angeles, California 90010
(323) 860-4900
(Address and Telephone Number, Including Area Code, of Principal Executive Offices)

David Thompson
4700 Wilshire Boulevard
Los Angeles, California 90010
(323) 860-4900
(Name and Address of Agent for Service)
__________________________________________________________________________

Copies to:
Cynthia M. Krus, Esq.
Cynthia R. Beyea, Esq.
Eversheds Sutherland (US) LLP
700 Sixth Street NW Suite 700
Washington, DC 20001
(202) 383-0100
__________________________________________________________________________

Table of Contents

☐	Check box if the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans.
☒	Check box if any securities being registered on this Form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933 (“Securities Act”), other than securities offered in connection with a dividend reinvestment plan.
☐	Check box if this Form is a registration statement pursuant to General Instruction A.2 or a post-effective amendment thereto.
☐	Check box if this Form is a registration statement pursuant to General Instruction B or a post-effective amendment thereto that will become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act.
☐	Check box if this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction B to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act.

It is proposed that this filing will become effective (check appropriate box):

☐	when declared effective pursuant to Section 8(c) of the Securities Act.

The following boxes should only be included and completed if the registrant is making this filing in accordance with Rule 486 under the Securities Act.

☐	immediately upon filing pursuant to paragraph (b)
☒	on June 26, 2023 pursuant to paragraph (b)
☐	60 days after filing pursuant to paragraph (a)
☐	on (date) pursuant to paragraph (a)

If appropriate, check the following box:

☒	This post-effective amendment designates a new effective date for a previously filed post-effective amendment.
☐	This Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: .
☐	This Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: .
☐	This Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: .

Check each box that appropriately characterizes the Registrant:

☒	Registered Closed-End Fund (closed-end company that is registered under the Investment Company Act of 1940 (“Investment Company Act”)
☐	Business Development Company (closed-end company that intends or has elected to be regulated as a business development company under the Investment Company Act)
☒	Interval Fund (Registered Closed-End Fund or a Business Development Company that makes periodic repurchase offers under Rule 23c-3 under the Investment Company Act)
☐	A.2 Qualified (qualified to register securities pursuant to General Instruction A.2 of this Form).
☐	Well-Known Seasoned Issuer (as defined by Rule 405 under the Securities Act)
☐	Emerging Growth Company (as defined by Rule 12b-2 under the Securities Exchange Act of 1934 (“Exchange Act”)
☐	If an Emerging Growth Company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act
☐	New Registrant (registered or regulated under the Investment Company Act for less than 12 calendar months preceding this filing).

CIM REAL ASSETS & CREDIT FUND

EXPLANATORY NOTE

This Post-Effective Amendment No. 7 to the Registrant’s Registration Statement on Form N-2 is being filed pursuant to paragraph (b)(1)(iii) of Rule 486 of the Securities Act of 1933, as amended (the “1933 Act”), solely for the purpose of delaying, until June 26, 2023, the effectiveness of the registration statement for CIM Real Assets & Credit Fund (the “Fund”), filed in Post-Effective Amendment No. 6 (“PEA No. 6”) on April 18, 2023, pursuant to paragraph (a) of Rule 486 of the 1933 Act. Since no other changes are intended to be made to PEA No. 6 by means of this filing, Parts A, B and C of PEA No. 6 are incorporated herein by reference.

PART A – PROSPECTUS

The Prospectus for the Fund is incorporated herein by reference to Part A of PEA No. 6.

PART B – STATEMENT OF ADDITIONAL INFORMATION

The Statement of Additional Information for the Fund is incorporated herein by reference to Part B of PEA No. 6.

PART C – OTHER INFORMATION

The Part C for the Fund is incorporated herein by reference to Part C of PEA No. 6.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, the Registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on the 16th day of June, 2023.

CIM Real Assets & Credit Fund

By:	/s/ David Thompson
Name:	David Thompson
Title:	Chief Executive Officer and Trustee

Pursuant to the requirements of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, this Registration Statement on Form N-2 has been signed by the following persons on behalf of the Registrant, and in the capacities indicated, on the dates set forth below:

Name	Title	Date

/s/ David Thompson	Chief Executive Officer and Trustee (Principal Executive Officer)	June 16, 2023
David Thompson

/s/ Barry N. Berlin	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 16, 2023
Barry N. Berlin

*	Trustee	June 16, 2023
Bilal Rashid

*	Trustee	June 16, 2023
Stephen O. Evans

*	Trustee	June 16, 2023
Carol (“Lili”) Lynton

*	Trustee	June 16, 2023
Ashwin Ranganathan

* By:	/s/ David Thompson
David Thompson, as attorney in fact